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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-10747) pertaining to the 1996 Key Employee Stock Plan and the 1996 Non-Employee Director Stock Plan of Dailey International Inc. of our report dated January 16, 1998 (except for Note 1 as to which the date is January 28, 1998), with respect to the combined financial statements of Directional Wireline Services, Inc., DAMCO Services, Inc. and DAMCO Tong Services, Inc., (collectively, "DWS/DAMCO") for the nine-month period ended September 30, 1997 and the years ended December 31, 1996 and 1995, and agree to the inclusion of our report in this Form 8-K.

                                        /s/ ERNST & YOUNG LLP
                                        ---------------------
                                        ERNST & YOUNG LLP

Houston, Texas
February 12, 1998